SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, DC 20549

                            --------------------

                                 FORM 8-A/A

                              AMENDMENT NO. 2

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                          STERLING SOFTWARE, INC.
           (Exact Name of Registrant as Specified in its Charter)


              Delaware                                  75-1873956
(State of Incorporation or Organization)  (I.R.S. Employer Identification no.)

         300 Crescent Court                         75201
             Suite 1200                           (Zip Code)
           Dallas, Texas
(Address of Principal Executive Offices)


If this form relates to the                If this form relates to the
registration of a class of                 registration of a class of
securities pursuant to                     securities pursuant to
Section 12(b) of the Exchange              Section 12(g) of the Exchange
Act and is effective pursuant              Act and is effective pursuant
to General Instruction A.(c),              to General Instruction A.(d),
please check the following                 please check the following
box.  [x]                                  box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                    Name of Each Exchange on Which
to be so Registered                    Each Class is to be Registered
-------------------                    ------------------------------

PREFERRED STOCK PURCHASE               NEW YORK STOCK EXCHANGE
RIGHTS

Securities to be registered pursuant to Section 12(g) of the Act:

                             NOT APPLICABLE




ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

            Effective as of February 14, 2000, the Rights Agreement, dated as of December 18, 1996, as amended by the First Amendment to Rights Agreement, dated as of March 12, 1998 (the "Rights Agreement"), by and between Sterling Software, Inc., a Delaware corporation (the "Company"), and BankBoston N.A., a national banking association formerly known as The First National Bank of Boston, as Rights Agent, was amended (the "Second Amendment to Rights Agreement") in order to, among other things, (i) prevent each of Computer Associates International, Inc., a Delaware corporation ("Parent"), and Silversmith Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"), from becoming an Acquiring Person (as defined in the Rights Agreement) or a Beneficial Owner of Common Shares (each as defined in the Rights Agreement) and (ii) prevent a Distribution Date, Flip-in Event, Flip-over Event, Share Acquisition Date or Triggering Event (each as defined in the Rights Agreement) from occurring, in each case as a result of (a) the execution of the Agreement and Plan of Merger, dated as of February 14, 2000 (the "Merger Agreement"), by and among Parent, Merger Subsidiary, and the Company, (b) the public or other announcement of the merger provided for in the Merger Agreement (the "Merger"), (c) the public or other announcement of the exchange offer provided for in the Merger Agreement (the "Exchange Offer"), (d) the commencement of the Exchange Offer, (e) the consummation of the Exchange Offer, (f) the consummation of the Merger or (g) the consummation of any other transaction contemplated by the Merger Agreement or the tender agreement, dated as of February 14, 2000, by and among Merger Subsidiary and certain stockholders of the Company listed on the signature pages thereto.

            A copy of the Second Amendment to Rights Agreement is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the Second Amendment to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Amendment to Rights Agreement. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Registration Statement on Form 8-A to which this Form 8-A/A relates.

ITEM 2.     EXHIBITS.

            1. Second Amendment, dated as of February 14, 2000, to the Rights Agreement, dated as of December 18, 1996, as amended by the First Amendment to Rights Agreement, dated as of March 12,1998 (the "Rights Agreement"), by and between Sterling Software, Inc., a Delaware corporation, and BankBoston N.A., a national banking association formerly known as The First National Bank of Boston, as Rights Agent.


                                SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    STERLING SOFTWARE, INC.

Date:  February 17, 2000            By: /s/ Don J. McDermett, Jr.
                                        _______________________________
                                       Name:  Don J. McDermett, Jr.
                                       Title: Senior Vice President and
                                                General Counsel